UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )
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☑	Soliciting Material Pursuant to §240.14a-12
NATIONAL FUEL GAS COMPANY

(Name of Registrant as Specified in its Charter)
New Mountain Vantage, L.P.
New Mountain Vantage (California), L.P.
New Mountain Vantage (Texas), L.P.
New Mountain Vantage Holdco Ltd.

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FOR IMMEDIATE RELEASE
NEW MOUNTAIN VANTAGE SAYS NFG’S PETITION WITH THE PAPUC
WITHOUT MERIT
NEW YORK, November 12, 2007 — New Mountain Vantage Advisers (“Vantage”) today responded to allegations filed by National Fuel Gas Distribution Corporation (the “Utility Segment”) in a petition with the Pennsylvania Public Utility Commission (“PaPUC”). Vantage believes these allegations to be without merit and merely an attempt to interfere with the rights of shareholders of National Fuel Gas Company (NYSE: NFG).
“Vantage does not, and will not after a successful board contest, have control of NFG. We do not believe that NFG can use the PaPUC’s regulations to prevent shareholders from making their own determinations as to who will best serve as their representatives on NFG’s board of directors,” said David DiDomenico, Managing Director of Vantage. “We would prefer to see NFG’s board and officers spend their time acting on Vantage’s recommendations, rather than using NFG’s funds and resources to seek means to prevent the shareholders’ voices from being heard. We intend to take appropriate measures to respond to NFG’s allegations, including opposing the Petition filed with the PaPUC. We are committed to pursuing our goal of increasing NFG shareholder value, while preserving the reliability of NFG’s distribution assets.”
The complaint filed by NFG’s Utility Segment with the PaPUC on November 8, 2007 alleges that Vantage and others had violated, or might violate, the Pennsylvania Public Utility Code by acquiring control of the Utility Segment without obtaining the prior approval of the PaPUC.
NFG’s petition is based upon a regulation that considers ownership of 20% or more of a Pennsylvania utility’s stock to be a controlling interest of the utility. Vantage, together with its affiliates, beneficially own only approximately 9.7% of NFG’s outstanding stock. In addition, Vantage is only nominating candidates for three out of the 10 seats on NFG’s Board. Vantage believes that its actions are consistent with its rights as a shareholder of NFG and are in compliance with the Pennsylvania Public Utility Code and PaPUC policy.
New Mountain Vantage is an institutional asset management firm investing on behalf of the pension accounts of more than one million Americans.
For more information, go to www.buildnfgvalue.com.
Contacts
Investors:
INNISFREE M&A INCORPORATED
Shareholders may call toll-free: (877) 456-3422
Institutional Investors, Banks and Brokers may call collect: (212) 750-5833
Media:
Brunswick Group
Nina Devlin/Steve Lipin
(212) 333-3810

New Mountain Vantage, L.P., a Delaware limited partnership (“NMV”), New Mountain Vantage (California), L.P., a Delaware limited partnership (“NMVC”), New Mountain Vantage (Texas), L.P., a Delaware limited partnership (“NMVT”) and New Mountain Vantage HoldCo Ltd., a Cayman Islands exempt limited company (“NMV Offshore HoldCo”, and collectively, the “Proponents” ) have given notice to National Fuel Gas Company (the “Company” or “NFG”) of their intent to nominate David M. DiDomenico, F. Fox Benton, III and Frederic V. Salerno (the “Nominees”) for election to the Board of Directors of NFG at the 2008 Annual Meeting of the Shareholders of NFG.
New Mountain Vantage GP, L.L.C., a Delaware limited liability company (“Vantage GP”), NMV, NMVC, NMVT, New Mountain Vantage Advisers, L.L.C., a Delaware limited liability company (“NMV Advisers”), New Mountain Vantage (Cayman) Ltd., a Cayman Islands exempt limited company (“NMV Offshore”), NMV Offshore HoldCo, Mr. Steven B. Klinsky (collectively, the “NMV Entities”), NMV Special Holdings, LLC, a Delaware limited liability company (“NMVSH”), and the California Public Employees’ Retirement System, a unit of the California State and Consumer Services Agency charged with oversight of the Public Employees’ Retirement Fund (“CalPERS”), (NMV Entities, NMVSH and CalPERS, collectively, the “Reporting Persons”, and together with the Proponents and Nominees, the “Participants”) have previously filed a Schedule 13D (“Schedule 13D”) with the Securities and Exchange Commission (the “SEC”) on October 30, 2006, as amended, relating to the common stock of the Company.
Additional Information
The Proponents intend to file a proxy statement with the SEC on Schedule 14A and the Proponents expect to mail a proxy statement to the Company’s shareholders containing information about the proxy solicitation. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE.
The proxy statement will contain important information about the Participants, including the Nominees, and related matters. Investors and security holders may obtain these documents, when available, free of charge by contacting the Proponents’ proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 456-3422. Banks and Brokers may call collect at 212-750-5833. The proxy statement will also be available through the web site maintained by the SEC at www.sec.gov. In addition to the proxy statement, the Proponents may file other proxy information with the SEC.
The Participants may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the proposed proxy solicitation. Information about the Reporting Persons and their ownership of Company common stock is set forth in the Schedule 13D. Information about the Nominees and other information regarding the participants in the proxy solicitation will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

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